Exhibit 99.1

Company Contact:

John C. Oakley

Chief Financial Officer

252-946-8081

Flanders Announces Board of Director Resignation

WASHINGTON, N.C., December 15, 2009 (GLOBE NEWSWIRE) — Flanders Corporation (NASDAQ: FLDR) announced today that Jeffrey Korn, a member of the Board of Directors (the “Board”) of Flanders Corporation (the “Company”), informed the Company that he is resigning from the Board immediately due to time constraints. Mr. Korn has served as a member of the Board since December 2007 and, prior to his resignation, was serving as a member of the Company’s Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee.

Flanders Corporation’s Chairman, president and CEO Harry Smith said: “We appreciate Jeff’s dedication to Flanders Corporation and its shareholders. He has been an integral part of Flanders for many years. We wish him well in his future endeavors.”

About Flanders

Flanders is a leading air filtration products manufacturer. Flanders’ products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

For further information on Flanders and its products, visit its web site at www.flanderscorp.com or contact John Oakley at 252-946-8081.

1